EXHIBIT 99.2


FOR IMMEDIATE RELEASE


PLIANT  CORPORATION- FIRST  QUARTER 2004 EARNINGS REPORT

Schaumburg, IL.--May 5, 2004-- Pliant Corporation is announcing EBITDA of $25.2 million dollars for the first quarter of 2004, which is above our guidance, and is an increase of 80% over the fourth quarter of 2003. In addition, we are pleased to announce that our core business remains strong, and the restructuring of our Mexican and Solutions businesses are on plan.

Below is a summary for first quarter results.

Net sales increased by $3.7 million, or 1.5%, to $244.2 million for the first quarter of 2004 from $240.5 million for the first quarter of 2003. The increase was primarily due to a 3.9% increase in our average selling price resulting primarily from the pass through of increases in our raw material costs partially offset by a 2.2% decrease in sales volume.

Consolidated segment profits decreased by $ 6.9 million or 21.5% to $ 25.2 million for the first quarter of 2004 from $ 32.1 million for the first quarter of 2003. Segment profit reflects income before interest expense, income taxes, depreciation, amortization, restructuring charges other non-cash charges and net adjustments for certain unusual items. The primary reasons for the decrease in segment profits are discussed below by segment.

A reconciliation of segment profits to net loss is as follows (in millions of dollars):

                                                     THREE MONTHS  THREE MONTHS
                                                     ENDED MARCH   ENDED MARCH
                                                       31,2004       31,2003
                                                     ------------  ------------

         Total segment profit....................     $   25.2       $  32.1
         Depreciation and amortization...........        (11.4)        (11.2)
         Restructuring and other costs...........           -           (6.1)
         Interest expense........................        (42.9)        (19.8)
         Income tax expense......................          1.7           2.0
         Other expenses and adjustments for
           non-cash charges and certain
           adjustments defined by our credit
           agreement.............................           -           (0.3)
                                                      ---------      ---------
              Net loss                                $  (30.8)      $  (7.3)
                                                      =========      =========

The following discussion and analysis of unaudited segment results does not contain all of the information that will be presented in Item 2 of our quarterly report on Form 10-Q for the quarter ended March 31, 2004.


     Summary of segment information is as follows (in millions of dollars):


                                                      PLIANT                                   UNALLOCATED
                                        PLIANT       FLEXIBLE       PLIANT        PLIANT        CORPORATE
                                         U.S.        PACKAGING   INTERNATIONAL   SOLUTIONS      EXPENSES       Total
                                        ------       ---------   -------------   ---------     -----------     -----

QUARTER ENDED MARCH 31, 2004
Net sales                              $ 154.1        $ 56.4        $ 26.4         $ 7.3          $   -       $ 244.2
Segment profit (loss)                  $  23.0        $  8.6        $  1.1         $(2.3)         $ (5.2)     $  25.2

QUARTER ENDED MARCH 31, 2003
Net sales                              $ 151.9        $ 51.8        $ 28.0         $ 8.8          $   -       $ 240.5
Segment profit (loss)                  $  26.8        $  7.7        $  2.9         $(0.9)         $ (4.4)     $  32.1


PLIANT U.S.

NET SALES. The net sales of our Pliant U.S. segment increased $2.2 million, or 1.4%, to $154.1 million for the first quarter of 2004 from $151.9 million for the first quarter of 2003. This increase was primarily due to an increase in our average selling prices of 3.3 cents per pound or 3.6% partially offset by a 2.1% decrease in sales volumes. The decrease in sales volumes is discussed for each Pliant U.S. division below. The increase in our average selling prices was principally due to the increase in raw material prices that were partially passed on to our customers.

Net sales in our Industrial Films division increased $0.8 million, or 1.6%, to $48.2 million for the first quarter of 2004 from $47.4 million for the first quarter of 2003. This increase was principally due to an increase in our average selling prices of 6.6 cents per pound or 8.5% partially offset by a decrease in sales volumes of 3.9 million pounds, or 6.4%. The decrease in sales volume was primarily the result of the effects of down-gauging resulting from the introduction of new generation products, some customer rationalization and the timing of large shipments. Net sales in our Specialty Films division increased $0.8 million, or 1.8%, to $48.9 million for the first quarter of 2004 from $48.1 million for the first quarter of 2003. This increase was principally due to an increase in our sales volume of 1.1 million pounds, partially offset by a decrease in our average selling prices of 0.7 cents per pound, or 0.7%. The increase in sales volume was primarily the result of higher sales from our personal care business. Net sales in our Converter Films division increased $0.6 million, or 1.0%, to $57.0 million for the first quarter of 2004 from $56.4 million for the first quarter of 2003. This increase was principally due to an increase in our average selling prices of 2.0 cents per pound or 2.0% partially offset by the effect of lower sales volumes which decreased 1.0%.

SEGMENT PROFIT. The Pliant U.S. segment profit decreased $ 3.8 million to $23.0 million for the first quarter of 2004 as compared to $26.8 million for the first quarter of 2003 principally due to the decreases in sales volumes discussed above and lower gross margins. The decrease in gross margins was principally due to the fact that the higher selling prices discussed above were not sufficient to offset the increase in raw material prices, principally in the specialty and converter divisions.

PLIANT FLEXIBLE PACKAGING

NET SALES. The net sales of our Pliant Flexible Packaging segment increased $4.6 million, or 8.9%, to $56.4 million for the first quarter of 2004 from $51.8 million for the first quarter of 2003. This increase was principally due to an increase in our sales volumes of 2.0 million pounds, or 5.6%, and an increase in our average selling prices of 4.7 cents per pound, or 3.2%. The sales volume increased principally due to additional sales to existing customers and sales from our new ten color press in Langley.

SEGMENT PROFIT. The Pliant Flexible Packaging segment profit increased $0.9 million to $8.6 million for the first quarter of 2004 from $7.7 million for the first quarter of 2003. This increase in segment profit was primarily due to an increase in gross margins and the effect of higher sales volumes discussed above partially offset by the effect of higher conversion costs. The increase in gross margins was principally due to the fact that selling prices in this segment increased at a rate higher than the increase in raw material prices in this segment in the first quarter of 2004. In addition, there is a delay in implementing price increases and decreases in this segment due to contracts with certain customers. Therefore, the margins for this quarter benefited from substantial increases in raw material prices in prior quarters.

PLIANT INTERNATIONAL

NET SALES. The net sales of our Pliant International segment decreased $1.6 million, or 5.7%, to $26.4 million for the first quarter of 2004 from $28.0 million for the first quarter of 2003. This decrease was principally due to an 11.5% decrease in our sales volume, partially offset by an increase in our average selling prices of 6.2 cents per pound, or 6.5%. Among other factors, our sales volumes were adversely affected by a reduction in sales at our plant in Mexico due to the loss of certain customers and products as a result of operating issues discussed below.

SEGMENT PROFIT. The Pliant International segment profit decreased $1.8 million to $1.1 million for the first quarter of 2004 from $2.9 million for the first quarter of 2003. The decrease was due principally to the operating losses in our plant in Mexico. Our plant in Mexico was affected by operating issues and the resulting loss of customers and products. Management changes have been made at this location and increases in sales volume and improved operating results are expected.

PLIANT SOLUTIONS

NET SALES. The net sales of our Pliant Solutions segment decreased $1.5 million, or 17.0%, to $7.3 million for the first quarter of 2004 from $8.8 million for the first quarter of 2003. This decrease was principally due to an 11.9% decrease in our sales volume and a decrease in our average selling prices of
15.4 cents per pound, or 6.2%. The decrease in sales volume was primarily due to several promotional programs in the first quarter of 2003 that were not repeated by our customers in the first quarter of 2004 and a reduction in sales to a major customer due to the closing of several stores. Average selling prices decreased due to a change in the sales mix.

SEGMENT PROFIT. The Pliant Solutions segment profit decreased $1.4 million, to a loss of $(2.3) million for the first quarter of 2004 from a loss of $(0.9) million for the first quarter of 2003. The decrease was due principally to the decrease in sales volumes and a decrease in gross margins due to a change in the sales mix.

UNALLOCATED CORPORATE EXPENSES

Unallocated corporate expenses increased $0.8 million to $5.2 million for the first quarter of 2004 as compared to $4.4 million for the first quarter of 2003. The increase was principally due to an adjustment of $0.4 million related to employee benefits for an acquisition made in prior years, increase in legal fees and increases in labor costs.



LIQUIDITY

The following discussion on liquidity does not contain all of the information that will be presented in Item 2 of our quarterly report on Form 10-Q for the quarter ended March 31, 2004.

     On February 17, 2004, we entered into a new revolving credit facility providing up to $100.0 million (subject to a borrowing base). The new revolving credit facility includes a $15.0 million letter of credit sub-facility, with letters of credit reducing availability under the revolving credit facility. In addition, on February 17, 2004 we completed the sale of $306.0 million ($225.3 million of proceeds) principal amount at maturity of 11 1/8% Senior Secured Discount Notes due 2009. The proceeds of this offering and borrowings under the new revolving credit facility were used to repay and terminate the credit facilities that existed at December 31, 2003.


     As of March 31, 2004, we had approximately $77.4 million of working capital. We were unable to borrow more than $45.0 million under our new revolving credit facility as of March 31, 2004 until we put in place certain deposit control agreements. These deposit control agreements were put in place in April 2004. If these deposit control agreements had been in place as of March 31, 2004, subject to the next sentence, we would have had on a pro forma basis approximately $80.3 million available for borrowings under our new $100.0 million revolving credit facility, with outstanding borrowings of approximately $ 8.3 million and approximately $6.1 million of letters of credit issued under our revolving credit facility. The borrowings under the new revolving credit facility may be limited at any given time to 75% of the lesser of the total commitment at such time and the borrowing base in effect at such time if the fixed coverage ratio defined in the new revolving credit facility is less than or equal to 1.10 to 1.00. Our outstanding borrowings under our revolving credit facility fluctuate significantly during each quarter as a result of the timing of payments for raw materials, capital and interest, as well as the timing of customer collections.


The unaudited balance sheets as of March 31, 2004 and December 31, 2003 and unaudited statements of operations and statements of cash flows for the three months ended March 31, 2004 and 2003 are attached.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2004 AND DECEMBER 31, 2003 (DOLLARS IN THOUSANDS) (UNAUDITED)
--------------------------------------------------------------------------------


                                                                                   March 31, 2004      December 31, 2003
                                                                                   --------------      -----------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                     $     3,346            $       3,308
     Receivables, net of allowances of $5,530 and $5,776 respectively                  123,209                  111,942
     Inventories                                                                        90,568                   95,219
     Prepaid expenses and other                                                          3,076                    3,809
     Income taxes receivable, net                                                          794                    1,436
     Deferred income taxes                                                               9,362                    9,417
                                                                                   --------------      -----------------
         Total current assets                                                          230,355                  225,131

PLANT AND EQUIPMENT, net                                                               311,394                  319,569
GOODWILL                                                                               182,158                  182,162
INTANGIBLE ASSETS, net                                                                  19,227                   19,752
OTHER ASSETS                                                                            40,283                   40,172
                                                                                   --------------      -----------------
TOTAL ASSETS                                                                       $   783,417            $     786,786
                                                                                   ==============      =================

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
     Trade accounts payable                                                        $    88,031            $      89,800
     Accrued liabilities:
        Interest payable                                                                18,624                   19,775
        Customer rebates                                                                 5,698                    7,924
        Other                                                                           40,207                   35,947
     Current portion of long-term debt                                                     412                    1,033
                                                                                   --------------      -----------------
         Total current liabilities                                                     152,972                  154,479
LONG-TERM DEBT, net of current portion                                                 799,905                  782,624
OTHER LIABILITIES                                                                       28,497                   27,493
DEFERRED INCOME TAXES                                                                   28,645                   27,792
SHARES SUBJECT TO MANDATORY REDEMPTION(NOTE 1)                                         202,953                      -
                                                                                   --------------      -----------------
         Total Liabilities                                                           1,212,972                  992,388
                                                                                   --------------      -----------------
         Minority  Interest                                                                232                      291
                                                                                   --------------      -----------------

REDEEMABLE PREFERRED STOCK - 200,000 shares authorized,  designated as Series A, no par value,  with a redemption and liquidation value of $1,000 per share;
     140,973 shares outstanding at December 31, 2003                                         -                  188,223
                                                                                   --------------      -----------------



REDEEMABLE COMMON STOCK - no par value; 60,000 shares authorized; 10,873  shares outstanding  as of  March  31,  2004 and  29,073  shares outstanding  as of
     December 31, 2003,  net of related  stockholders'  notes receivable of
     $1,827 at March 31, 2004 and $4,258 at December 31, 2003                            6,645                   13,008
                                                                                   --------------      -----------------

STOCKHOLDERS' DEFICIT:
     Common stock - no par value;  10,000,000 shares authorized,  542,638 shares
     outstanding at March 31, 2004 and December 31, 2003                               103,376                  103,376
     Warrants to purchase common stock                                                  39,133                   39,133
     Accumulated deficit                                                              (567,811)                (537,052)
     Stockholders' notes receivable                                                       (660)                    (660)
     Accumulated other comprehensive income (loss)                                     (10,470)                 (11,921)
                                                                                   --------------      -----------------
         Total stockholders' deficit                                                  (436,432)                (407,124)
                                                                                   --------------      -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                        $   783,417            $     786,786
                                                                                   ==============      =================

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (IN THOUSANDS) (UNAUDITED)
--------------------------------------------------------------------------------


                                                                        2004                   2003
                                                                    ------------           ------------

NET SALES                                                           $   244,167            $   240,511

COST OF SALES                                                           207,375                197,714
                                                                    ------------           ------------
     Gross profit                                                        36,792                 42,797
                                                                    ------------           ------------
OPERATING EXPENSES:
     Sales, General and Administrative                                   20,983                 21,316
     Research and Development                                             1,832                  1,377
     Restructuring and Other Costs                                            -                  6,064
                                                                    ------------           ------------
         Total operating expenses                                        22,815                 28,757
                                                                    ------------           ------------
OPERATING INCOME                                                         13,977                 14,040

INTEREST EXPENSE-Current and Long-term debt (NOTE 2)                    (34,599)               (19,856)

INTEREST  EXPENSE-Dividends  and  accretion on
   Redeemable  Preferred Stock                                           (8,367)                   -
OTHER INCOME(EXPENSE)  - Net                                               (118)                   496
                                                                    ------------           ------------
                                                                        (29,107)                (5,320)
INCOME(LOSS) BEFORE INCOME TAXES

INCOME TAX EXPENSE                                                        1,652                  2,023

NET LOSS                                                            $   (30,759)           $    (7,343)
                                                                    ============           ============


PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (IN THOUSANDS) (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                         2004                2003
                                                                                     ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net  income (loss)                                                              $   (30,759)        $    (7,343)
     Adjustments to reconcile net income (loss) to net cash (used in)/
       provided by operating activities:
         Depreciation and amortization                                                    11,362              11,156
         Amortization of deferred financing costs and accretion of debt discount          12,227               1,408
         Deferred dividends on preferred shares                                            8,367                   -
         Deferred income taxes                                                               715                (657)
         Provision for losses on accounts receivable                                        (246)               (479)
         Non-cash plant closing costs                                                          -               3,260
         Gain or loss on disposal of assets                                                   48                  96
         Changes in assets and liabilities:
              Receivables                                                                (11,132)            (15,417)
              Inventories                                                                  4,950              (5,744)
              Prepaid expenses and other                                                     738                (654)
              Income taxes payable/receivable                                                767               1,141
              Other assets                                                                  (532)               (259)
              Trade accounts payable                                                      (1,812)              4,807
              Accrued liabilities                                                          3,157               5,982
              Other liabilities                                                            1,005               1,329
              Other                                                                          (59)               (146)
                                                                                     ------------        ------------
                  Net cash (used in) / provided by operating activities                   (1,204)             (1,520)
                                                                                     ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures for plant and equipment                                         (3,114)             (3,622)
                                                                                     ------------        ------------
                  Net cash used in investing activities                                   (3,114)             (3,622)
                                                                                     ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from issuance of preferred stock                                             -               9,988
     Net proceeds from issuance of senior secured discount notes                         225,299                   -
     Payment of financing fees                                                            (8,664)             (2,200)
     Repayments/Payments of term debt and revolver                                      (219,575)            (10,000)
     Repayment of Capital Leases and other, net                                             (470)             (1,783)
     Proceeds from revolving debt - net                                                    8,300              11,700
                                                                                     ------------        ------------
                  Net cash provided by (used in)  financing activities                     4,890               7,705
                                                                                     ------------        ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
     AND CASH EQUIVALENTS                                                                   (534)                281
                                                                                     ------------        ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          38               2,844
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD                                         3,308               1,635
                                                                                     ------------        ------------
CASH AND CASH EQUIVALENTS, END OF THE PERIOD                                              $3,346         $     4,479
                                                                                     ============        ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid (received) during the period for:
         Interest                                                                    $    20,854         $     6,401
         Income taxes                                                                        819               1,802
     Other non-cash disclosure:
         Preferred Stock dividends accrued but not paid                              $     7,922         $     6,321


PLIANT CORPORATION AND SUBSIDIARIES



NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


     1. SHARES SUBJECT TO MANDATORY REDEMPTION


The Company adopted Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective January 1, 2004. As a result, the Redeemable Preferred Stock of the Company that contains an unconditional mandatory redemption feature was recorded as a liability on the date of adoption at fair market value. Fair market value was determined using the value of the securities on the date of issuance plus accretion of discount from the date of issuance through December 31, 2003 and the unpaid dividends at the end of each quarter from the date of issuance through December 31, 2003. In addition, effective January 1, 2004 the dividends and accretion on the preferred shares are included as a part of interest expense in the statement of operations.

In addition, as a result of adopting SFAS 150, the Company's redeemable common shares that have been put for redemption by the shareholder were recorded as a liability at fair value. The fair value was computed using the agreed upon price of the redemption times the number of shares put by the shareholder. As required by SFAS 150 prior periods were not restated.



     2. INTEREST EXPENSE - CURRENT AND LONG-TERM DEBT

Interest expense - current and long-term debt in the statement of operations for the quarters ended March 31, 2004 and 2003 are as follows:

                                                         2004            2003
                                                       --------        --------

Interest expense accrued, net                          $ 23,333        $ 18,448
Recurring amortization of financing fees                  1,148           1,408
Write-off  of  previously  capitalized  financing
   fees and  interest rate derivatives costs(a)          10,118            -
                                                       --------        --------
TOTAL                                                  $ 34,599        $ 19,856
                                                       ========        ========


(a) This write-off resulted from the repayment of the old credit facilities in February 2004, from the net proceeds from the issuance of the senior secured discount notes and borrowings under the new revolving credit facility.

PLIANT CORPORATION
NORMALIZED PRO-FORMA EBITDA RECONCILIATION
($ THOUSANDS)


                                                              3 MONTHS ENDED    3 MONTHS ENDED     3 MONTHS ENDED
                                                               MARCH 31,2004     MARCH 31,2003    DECEMBER 31,2003
                                                            ---------------------------------------------------------

       NET LOSS                                                $   (30,759)      $    (7,343)       $    (67,957)
Adjustments:
Taxes Provision                                                      1,652             2,023              (1,350)
Interest  expense  accrued  and  recurring  amortization  of
financing fees                                                      24,481            19,856              25,674
Write-off  of  previously  capitalized  financing  fees  and
interest  rate   derivative   costs  due  to  February  2004
refinancing                                                         10,118               -                   -
Dividends on Preferred Stock                                         8,367               -                   -
Depreciation & Amortization                                         11,362            11,156              12,029
                                                            ---------------------------------------------------------
       GAAP EBITDA                                                  25,221            25,692             (31,604)
Unusual Charges
Impairment of Goodwill & Intangibles                                   -                 -                26,425
Impairment of Fixed Assets                                             -                 -                 4,844
Restructuring Charges                                                  -               6,064               1,871
Legal Reserves                                                         -                 -                 7,200
Inventory                                                              -                 -                 4,171
Other Bank Add-backs                                                   -                 303               1,132
                                                            ---------------------------------------------------------
       NORMALIZED PRO-FORMA EBITDA                             $    25,221       $    32,059        $     14,039
                                                            ---------------------------------------------------------


PLIANT CORPORATION AND SUBSIDIARIES



DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's projection of future operating trends, are based upon current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. But, management's expectations, beliefs and projections may not be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this release are described in our annual report on Form 10-K for the year ended December 31, 2003 and our registration statement on Form S-4 (File No. 333-114608), as amended. Such risks, uncertainties and other important factors include, among others:

     o general economic and business conditions, particularly an economic downturn;

     o    continuing   losses  and  charges  against  earnings   resulting  from
          restructurings or the impairment of assets;

     o    industry trends;

     o    risks of high leverage and any increases in our leverage;

     o    interest rate increases;

     o    changes in our ownership structure;

     o    raw material costs and availability, particularly resin;

     o    competition;

     o    the loss of any of our major customers;

     o    changes in demand for our products;

     o    new technologies

     o changes in distribution channels or competitive conditions in the markets or countries where we operate;

     o    costs and/or complications of integrating any future acquisitions;

     o    loss of our intellectual property rights;

     o    foreign   currency   fluctuations   and   devaluations  and  political
          instability in our foreign markets;

     o    changes in our business strategy or development plans;

     o    availability, terms and deployment of capital;

     o    labor relations and work stoppages;

     o    availability of qualified personnel; and

     o increases in the cost of compliance with laws and regulations, including environmental laws and regulations

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this release and are expressly qualified in their entirety by the cautionary statements included in this release. We undertake no obligations to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

                                      # # #

CONTACTS:

John C. McCurdy
Director of Corporate Communications
Voice:  330.896.6732
Fax:  330.896.6733
E-mail:  john.mccurdy@pliantcorp.com

Brian E. Johnson
EVP and Chief Financial Officer
Voice:  847.969.3319
E-mail:  brian.johnson@pliantcorp.com

Company Web Site:  www.pliantcorp.com